Exhibit 10.87a

                        AMENDMENT NO. 1 TO

              SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


         This Amendment No. 1 to the Supplemental Executive Retirement Plan ("SERP") of Maxicare Health Plans, Inc., a Delaware corporation (the "Company") is hereby adopted effective as of March 28, 1998.

         Section 5.03 shall be amended to add, "If a Participant terminates employment with the Employer pursuant to a change of control clause in such Participant's employment agreement, "at the beginning of the paragraph such that following the amendment, the section shall read in its entirety as follows:


         5.03. Change of Control. If a Participant terminates employment with the Employer pursuant to a change of control clause in such Participant's employment agreement, or if, within two (2) years after a Change of Control, a Participant is terminated from employment with the Employer or its successor, the Plan is terminated, the Participant's designation as an Executive is revoked, or the Employer or its successor attempts to cancel or reduce the Participant's projected Retirement Income Benefit as determined immediately prior to such event, then the Participant shall be immediately 100% vested in his Retirement Income Benefit, as determined immediately prior to such event, and payment of such benefit shall commence to the Participant at such time as the Participant shall elect in writing, subject to any reduction pursuant to Section
         5.02 if such commencement is prior to the Participant's Normal Retirement Date.

         IN WITNESS WHEREOF, Maxicare Health Plans, Inc. has executed this Amendment No. 1 to the Supplemental Executive
Retirement Plan as of the 28th day of March, 1998.


                                  MAXICARE HEALTH PLANS, INC.

                                  By:  /s/ Peter J. Ratican

                                  Its:      President